Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Announces Additions to Management Team

HOLLYWOOD, Fla., January 3, 2007 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that its Board of Directors has named Stephen M. Wagman as Executive Vice President, Chief Financial Officer and Paul Berkowitz as Executive Vice President, Chief of Staff of TOUSA.

Mr. Wagman brings more than 20 years of business and financial leadership to TOUSA. He joins TOUSA from MasTec, Inc., a Miami-based, NYSE-listed infrastructure contractor. At MasTec, Mr. Wagman served as Executive Vice President overseeing the Company’s treasury, financial planning, mergers and acquisitions, and asset management organizations. Prior to joining MasTec, Mr. Wagman was the Chief Financial Officer of Peace Software International Limited, a utility CIS software developer recently acquired by First Data Corporation. Mr. Wagman has also served as the Chief Financial Officer of several additional organizations.

Mr. Wagman holds a law degree from Case Western University and a bachelor’s degree in accounting from Ohio State University.

Mr. Berkowitz brings 33 years of business experience to TOUSA. As Chief of Staff and member of TOUSA’s senior management team, Mr. Berkowitz will coordinate corporate office functions and their interaction with our operating units.

Prior to joining TOUSA, Mr. Berkowitz was a principal shareholder at Greenberg Traurig, LLP, a major international law firm, where he served a wide variety of clients. He concentrated on corporate and securities law and has extensive experience in financing transactions, public and private offerings, and mergers and acquisitions.

Mr. Berkowitz holds a bachelor’s degree in accounting from the Wharton School of Finance and a law degree from the University of Pennsylvania.

“Steve and Paul have dynamic and diverse backgrounds and are great additions to our management team,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “Both gentlemen will support me in implementing our strategic initiatives and will focus on driving value creation across the Company. I want to take this opportunity to thank Randy Kotler for his leadership and commitment as Interim Chief Financial Officer and look forward to his continued role as our Senior Vice President – Finance and Chief Accounting Officer.”

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release contains forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006 and TOUSA’s report on Form 10-Q for the quarter ended September 30, 2006, filed with the Commission on November 14, 2006.